SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2011 MarDee Haring-Layton was appointed Principal Accounting Officer. Since July 2010 Ms. Haring-Layton, age 35, has been a part-time consulting accountant for the Company. Since January 2007 she has been a consultant with Resources Global Professionals, a multinational professional services firm. From October 2005 to December 2006 she was Corporate Audit Manager at Royale Energy, Inc. and previously was employed by Charlotte Russe, Inc. as Systems Control & Reporting Manager and Deloitte & Touche, LLP as an audit professional. Ms. Haring-Layton obtained a B.S. in Business Administration from San Diego State University in 2003.

The Company pays Ms. Haring-Layton $65 per hour for consulting services with a minimum commitment of 24 hours per week. In connection with the appointment Ms. Haring-Layton was granted an option under the Company’s 2005 Option Plan on 20,000 shares of common stock exercisable at $0.11 per share for a four year period vesting and becoming exercisable over 18 months subject to the terms of the option grant and the 2005 Option Plan.

There are no arrangements or understandings between Ms. Haring-Layton and any other person pursuant to which Ms. Haring-Layton was selected to serve as Principal Accounting Officer of the Company. There are no family relationships between Ms. Haring-Layton and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Ms. Haring-Layton that would require disclosure pursuant to Items 404(a) or (d) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.DIGITAL CORPORATION

Date: January 27, 2011	By: /s/ ALFRED H. FALK
Alfred H. Falk, President and Chief Executive Officer (Principal Executive Officer and duly authorized to sign on behalf of the Registrant)